SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

June 27, 2012

Date of Report (Date of earliest event reported)

QUAKER CHEMICAL CORPORATION

(Exact name of Registrant as specified in its charter)

Commission File Number 001-12019

PENNSYLVANIA	No. 23-0993790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Quaker Park

901 E. Hector Street

Conshohocken, Pennsylvania 19428

(Address of principal executive offices)

(Zip Code)

(610) 832-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2012, Mr. Mark A. Featherstone resigned from his position as Vice President, Chief Financial Officer and Treasurer of Quaker Chemical Corporation (“Quaker”), effective immediately, in order to pursue other career opportunities. Mr. Featherstone’s departure does not result from any disagreement with Quaker on any matter relating to Quaker’s operations, policies or practices. Quaker is treating the resignation as a “termination without cause” for purposes of Mr. Featherstone’s Memorandum of Employment dated June 28, 2007, as modified by amendment effective January 1, 2008, and he will receive severance payments consistent with the terms previously disclosed under that agreement.

On June 27, 2012, Ms. Margaret M. Loebl, age 52, was elected by the Board of Directors as Quaker’s Vice President, Chief Financial Officer and Treasurer, effective June 29, 2012.

In 2011, Ms. Loebl consulted in Paris for Constellium, a leader in the manufacturing of high-quality aluminum products and solutions, where she provided senior executive-level financial and business consulting services. From 2008 through 2010, Ms. Loebl was the Corporate Vice President, Chief Financial Officer and Treasurer at TechTeam Global, a publicly held provider of information technology outsourcing and business process outsourcing services. From 2002 through 2007, Ms. Loebl was the Group Vice President, Finance at Archer Daniels Midland Company, one of the world’s leading agricultural processors. Prior to that, Ms. Loebl held various senior financial executive positions within Nike and General Motors. Ms. Loebl has direct experience in all relevant financial disciplines, including international corporate finance, treasury, accounting and control, business planning and analysis, tax, risk management, corporate development/M&A, and investor relations.

Ms. Loebl has held no previous positions with Quaker and has no family relationship with any current Officer or Director of Quaker. None of Ms. Loebl’s prior employers are affiliated with Quaker and there are no related party transactions.

Quaker and Ms. Loebl entered into a Memorandum of Employment (“Agreement”), effective June 29, 2012, reflecting her compensation. Under the terms of the Agreement, her annualized base salary has been established at $330,000. She is eligible to participate in Quaker’s Global Annual Incentive Plan (“GAIP”) with target and maximum award percentages for 2012 under the GAIP of 38.5% and 70%, respectively, of her base salary, dependent upon Quaker’s financial results and personal objectives to be determined; provided, however, that for 2012 she is entitled to receive a minimum guaranteed GAIP bonus payment of $127,050.

Ms. Loebl will also participate in Quaker’s 2011 Long-Term Performance Incentive Plan. Ms. Loebl’s award for the 2012-2014 performance period includes an even mix of time-based restricted stock, stock options, and a cash award. The total value, at a target level, is approximately $133,000. The exact number of restricted stock and stock options and the target cash amount will be determined based on the Quaker stock closing price on June 29, 2012. The exact awards will be determined by performance over the three-year period based on relative total shareholder returns against a pre-determined peer group.

Ms. Loebl was also awarded 5,000 restricted shares of Quaker common stock. These will vest in increments of 1,000 shares over a five-year period. The first 1,000 shares will vest one year from the award date, and the others will vest in equal increments on each annual anniversary thereafter. Ms. Loebl must be employed by Quaker on each vesting date to receive the respective vested shares.

Ms. Loebl is entitled to receive relocation benefits which are expected to total approximately $100,000. Ms. Loebl is eligible to be reimbursed for up to $3,500 per calendar year for expenses incurred for financial planning and/or tax preparation.

In the event Ms. Loebl is terminated by Quaker for any reason other than cause, she will be paid 12 months of severance at her annual base pay rate. The Agreement also contains covenants of non-disclosure and non-competition. In addition, Ms. Loebl and Quaker entered into Quaker’s standard Change of Control Agreement for U.S. based executives.

A press release is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is included as part of this report:

ExhibitNo.

99.1	Press Release of Quaker Chemical Corporation dated June 27, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUAKER CHEMICAL CORPORATION

Date: June 27, 2012	By:	/s/ D. JEFFRY BENOLIEL
D. Jeffry Benoliel Vice President – Global Metalworking and Fluid Power and Corporate Secretary